Exhibit 6.a

                MANAGEMENT AND ADMINISTRATION AGREEMENT
                                Between
                       GOLD RESOURCE CORPORATION
                                  And
                         U. S. GOLD CORPORATION

THIS MANAGEMENT AND ADMINISTRATION AGREEMENT (the "Agreement") is made and entered into effective as of July 1, 2000, between Gold Resource Corporation, a Colorado corporation ("GRC"), whose address is 2201 Quitman Street, Denver, Colorado 80212-1115 and U.S. Gold Corporation, a Colorado corporation ("U.S. Gold"), whose address is 2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545, and William W. Reid and David C. Reid as to the matters in Article VIII.

                               ARTICLE I.
                                RECITALS:

1.1 WHEREAS GRC has certain intended business activities including management and evaluation and potential development of mineral properties located in Mexico, related funding activities and general corporate administration (collectively "Business
Activities") and is interested in securing the management and administration of such Business Activities; and

1.2 WHEREAS U.S. Gold has the personnel, facilities and experience to provide GRC certain management and administrative services related to the Business Activities;

1.3 NOW THEREFORE, in consideration of the promises and of the mutual covenants, conditions, and obligations contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                          ARTICLE II.
               SCOPE OF SERVICES TO BE PROVIDED

2.1 U.S. Gold agrees to provide the following general Management and Administrative Services to GRC as provided in this Agreement:

2.2 Executive Management- The time and services of the following individuals will be provided on an as-needed basis (anticipated to require, on average, no more than approximately 50% of the normal available work period): a) William W. Reid; b) William F. Pass, and
c) David C. Reid, each whom are full-time executive employees of U.S. Gold.

2.3  Office Services-    The office and infrastructure of U.S.
Gold's Lakewood, Colorado offices will be made available to support the Business Activities of GRC including, but not limited to, non-exclusive use of computers, printers, telephones, facsimile, files storage, mail service. Any third party expenses for the direct benefit of GRC shall be paid directly by GRC.

2.4 Preparation of Agreements- U.S. Gold, on behalf of GRC, will prepare such drafts and negotiate with third parties any agreements related to Business Activities, for final review, approval and execution, as directed by the Board of Directors of GRC. Any out of pocket costs related to such activities, including but not limited to travel costs, fees of attorneys, accountants and tax experts, shall be paid directly by GRC.

2.5 Financing Activity- U.S. Gold, on behalf of GRC, shall prepare such documents and make such presentations as necessary or appropriate towards the objective of raising funding for Gold Resource, including but not limited to equity, debt, and lease financings, except that under no circumstances shall U.S. Gold act as, or be construed as acting as financial advisor to, or underwriter or placement agent of any securities of GRC. All arrangements shall be reviewed, approved and executed as directed by the Board of Directors of GRC. Any out of pocket expenses related to such activities shall be paid directly by GRC.

2.6  Management of Consultants-    U.S. Gold, on behalf of GRC, may
and shall enter into consulting agreements with third parties for the furtherance of Business Activities, and shall work with and manage such consultants in such activities, as directed by the Board of Directors of GRC. All direct and indirect costs and expenses related to such consultants, consulting agreements and related activities shall be paid directly by GRC. Examples include lawyers, accountants, engineers, engineering firms, field personnel, etc.

2.7 Management of Contracts- U.S. Gold, on behalf of GRC, shall enter into such contracts with third parties as required for the furtherance of Business Activities, and shall manage such contracts. All direct and indirect costs and expenses related to such contracts shall be paid directly by GRC. Examples include but are not limited to engineering design, facilities fabrication and construction, permitting, etc.

2.8 Establishment of Subsidiaries and Qualification to Conduct Business- U.S. Gold, on behalf of GRC and upon advice of consultants, shall create such business entities as necessary and appropriate including subsidiaries of GRC, to hold assets and conduct operations related to or in furtherance of Business Activities.

2.9  Opening of Bank Checking and Savings Accounts-    U.S. Gold,
on behalf and in the name of GRC, shall from time to time open checking and savings accounts at banks and other financial institutions to hold assets and conduct operations related to or in furtherance of Business Activities.

2.10 Maintenance of Books and Records- U.S. Gold will maintain checking and savings account records for and on behalf of GRC and shall prepare monthly budgets and monthly accounting for all activities. An annual independent audit, at the expense of GRC, shall be performed on the financial accounts of GRC. U.S. Gold will provide such independent auditors full access to all records and full cooperation in the conduct of such annual audit.

                             ARTICLE III.
                      CONSIDERATION TO U. S. GOLD

3.1 As consideration for a) the efforts of U.S. Gold in evaluation of mining opportunities in Mexico prior to the date of this Agreement, and b) for the services provided by U.S. Gold under this Agreement, unless terminated early as provided herein, GRC shall 1) deliver to U.S. Gold 280,000 shares of GRC common stock, par value $0.001, and 2) place into escrow with a mutually acceptable party an aggregate 1,000,000 shares of GRC common stock, par value $0.001 to be released to U.S. Gold, unless this agreement is terminated as provided below, as follows: a) 166,670 shares as of September 30, 2000, and b) 166,666 shares on the last day of each of 5 calendar quarters commencing December 31, 2000 and ending December 31, 2001. The agreed value of the GRC common stock to be received by U.S. Gold under this Agreement is and shall be $0.50 per share for aggregate consideration of $640,000 over the full term of this Agreement. The GRC shares to be issued under this Agreement shall be unregistered and "restricted securities" as that term is defined by the Securities and Exchange Commission regulations. In addition, U.S. Gold may be an "affiliate" of GRC as that term is defined by the Securities and Exchange Commission, and as such, there may be other restrictions on sale or disposition of the GRC shares. U.S. Gold agrees that it will not sell or otherwise dispose of the GRC shares in violation of the Securities Act of 1933, as amended, or other applicable federal or state securities laws.

                             ARTICLE IV.
                          TERM OF AGREEMENT

4.1 The term of this Agreement, unless terminated earlier as provided in Section V below, shall be eighteen (18) months commencing July 1, 2000 and terminating December 31, 2001.

                              ARTICLE V.
                         EARLY TERMINATION

5.1 This Agreement may not be terminated by either party other than for "cause" except that U.S. Gold shall have the right but not the obligation to terminate this Agreement upon 30 days prior written notice in the event that a) Sudbury Contact Mines defaults on the terms of, or terminates its participation in, the Tonkin Springs Limited Liability Company, or b) William or David Reid resigns his current position with U.S. Gold. "Cause" is defined as a material breach of this Agreement or the bankruptcy, cessation of business or dissolution of a party. Upon any such notice of termination, the parties will coordinate transfer of responsibilities and records to GRC.

5.2 In the event that U.S. Gold terminates this Agreement for cause, all remaining shares of GRC held in escrow as provided in
Section III above, shall be released from escrow immediately upon termination of this Agreement. In the event that GRC terminates this Agreement for cause, the proration of shares earned for that quarter shall be released to U.S. Gold and all remaining shares of GRC held in escrow as provided in Section III above shall be cancelled and returned to the treasury of GRC. In the event that U.S. Gold shall terminate this Agreement for reasons other than for cause, as provided above, the proration of shares earned for that quarter shall be released to U.S. Gold and all remaining shares of GRC held in escrow as provided in Section III above shall be cancelled and returned to the treasury of GRC. Under no circumstances shall U.S. Gold terminate this Agreement as provided above unless the majority of the Directors of U.S. Gold who are not executives or shareholders of GRC have specifically approved such termination.

                           ARTICLE VI.
                        RIGHT TO OBSERVE

6.1 During the term of this Agreement, and for so long thereafter as U.S. Gold owns not less than 20% of the issued common shares of GRC, U.S. Gold shall have the right to observe GRC board meetings through attendance of one of U.S. Gold's independent Directors or other nominee approved by GRC. U.S. Gold's observer shall hold any confidential or commercially sensitive information that is not in the public domain and is obtained through such attendance in strictest confidence unless required to disclose such information under Law, and shall not have the right to vote nor the right to speak unless invited to speak by GRC. While ever U.S. Gold holds such observation rights, GRC shall copy both the agenda and minutes of all board meetings to the Board of U.S. Gold whether or not U.S. Gold exercised its rights to observe the meeting.

                           ARTICLE VII
                        REGISTRATION RIGHTS

7.1 GRC agrees that it will include any shares of GRC owned by U.S. Gold in any initial registration statement of common shares that GRC files with the Securities and Exchange Commission and that GRC will use reasonable effort to seek effective registration of such shares. There can be no assurance, however, that GRC will be successful in any efforts to have the U.S. Gold shares of GRC registered. GRC shall have no obligation to market, underwrite or include any GRC shares owned by U.S. Gold in any equity financing conducted by GRC.

                          ARTICLE VIII.
            REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 GRC hereby represents and warrants to U.S. Gold as of the date of this Agreement, and this Agreement is made in reliance on the following representations and warranties:

a) GRC is a corporation duly organized, validly existing and in good standing under the laws of Colorado. GRC has full corporate power and authority, and all franchises, licenses and permits as are necessary to own its assets and to carry on its business as presently conducted and to consummate the transactions contemplated by this Agreement.

b) The authorized capital stock of GRC is 20,000,000 shares of common stock having a par value of $0.001 and 5,000,000 shares of preferred stock having a par value of $0.001 per share and which can be issued in series. GRC has no other authorized classes of capital stock. GRC has 1,900,000 shares of its common stock presently issued and outstanding with 100,000 shares reserved for issuance upon conversion of certain convertible debt held by the founders, and no shares of its preferred stock issued and outstanding.

c) GRC has unrestricted equity of not less than $50,000 including convertible debt in the amount of $50,000 to the founders which is
convertible into 100,000 shares of GRC common stock.    The
conversion of the convertible debt will not result in more than 2,000,000 shares of GRC being issued and outstanding as of the date of this Agreement with the exclusion of the shares to be issued to U.S. Gold hereunder.

d)   The parties agree that if the convertible debt referred to in
c) above is called by the debt holders and not converted into common shares of GRC, then the shares of GRC standing as of that date in the name of the founders, William W. Reid and David C. Reid shall be returned to the treasury of GRC and cancelled. Further, the parties agree that the convertible debt referred to in c) above shall be converted by the debt holders upon GRC entering into an arm's length option or other agreement to purchase a mining property appropriate for GRC's business model.

e) Since its formation on July 31, 1998, GRC has been inactive and there are no financial statements for GRC.

f) There are currently no unaudited quarterly or other financial statements of GRC since GRC was formed effective July 31, 1998.

8.2 U.S. Gold hereby represents and warrants to GRC as of the date of this Agreement, and this Agreement is made in reliance on the following representations and warranties:

a) U.S. Gold is a corporation duly organized, validly existing and in good standing under the laws of Colorado. U.S. Gold has full corporate power and authority, and all franchises, licenses and permits as are necessary to carry on its business as presently conducted and to consummate the transactions and performance contemplated by this Agreement.

b) William W. Reid, David C. Reid and William F. Pass are executive employees of U.S. Gold.

c) U.S. Gold has made available to GRC audited financial statements of U.S. Gold as of December 31, 1999 and unaudited interim statement as of March 31, 2000.

                          ARTICLE IX.
                         GOVERNING LAW

9.1 This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Colorado, including all matters of construction, validity and performance.


In WITNESS WHEREOF, the parties have executed this Agreement effective the first date set forth above.

GOLD RESOURCE CORPORAITON

/s/ William W. Reid                               7/27/2000
By:  William W. Reid, President

U. S. GOLD CORPORATION

/s/  John W. Goth                                 7/27/2000
By: John W. Goth, Independent Director

/s/  Douglas J. Newby                             7/27/2000
By: Douglas J. Newby, Independent Director


APPROVED AS TO THE MATTERS IN ARTICLE VIII

/s/  William W. Reid                              7/27/2000

William W. Reid

/s/  David C. Reid                                7/27/2000
David C. Reid